Exhibit 21.01

SCHEDULE OF SUBSIDIARIES

Name	State of Organization

CannaSys, Inc.	Colorado

Dynamic Gift Cards, LLC	Colorado

Ceres Markets, LLC	Colorado

LuvBuds, LLC (70% interest)	Colorado